Exhibit 99.1

General Cable Corporation Completes the Acquisition of the North American Business of Alcan Cable

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--September 4, 2012--General Cable Corporation (NYSE: BGC) (the Company) announced today that it has completed the acquisition of the North American portion of Alcan Cable for $151 million, subject to customary adjustments primarily related to working capital levels at closing. The North American portion of Alcan Cable represents approximately 85% to 90% of overall revenues of Alcan Cable. As anticipated in the purchase agreement, the Company expects to complete the acquisition of the business operating in China for $34 million in a separate and subsequent closing before the end of 2012, subject to receipt of regulatory approval and customary closing adjustments. The Company estimates that the overall Alcan Cable business will contribute approximately $650-$700 million in annual revenues at current aluminum prices, and over a cycle, the operating margin profile is expected to be consistent with the Company’s existing North American businesses. The Company expects the acquisition to be accretive on a full year basis and will provide a more detailed view of the expected contribution to 2012 including the impact on the third and fourth quarters in conjunction with its third quarter earnings release in late October.

“We welcome Alcan Cable associates to General Cable and look forward to immediately sharing best practices as we realize manufacturing, logistics, and purchasing synergies created by this acquisition. Expanding our product portfolio through an enhanced aluminum-based cable offering further strengthens the value proposition to our electrical distributors and utility customers alike. The addition of aluminum rod and strip manufacturing provides vertical integration benefits as well as a new segment of valued OEM customers,” said Gregory J. Lampert, President and Chief Executive Officer, General Cable North America.

The acquisition will be funded utilizing the Company’s recently amended and enlarged asset-based revolving credit facility and cash on hand. In addition to funding the acquisition of Alcan Cable, the amended credit facility supports the Company’s existing global operations while at the same time providing continuing flexibility to address other elements of the capital structure, subject to meeting minimum availability and fixed charge coverage requirements. In accordance with the recent amendment, the credit facility increased to $700 million with the closing of the North American portion of Alcan Cable.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, specialty, construction and communications markets. For more information about General Cable products, please contact your local sales representative or visit our Web site at www.generalcable.com.

Alcan Cable, the wire and cable business of Rio Tinto plc (LSE: RIO), a 100-year-old leader in the production of aluminum cable for the utility and building industries, offers a wide range of bare and insulated conductors to both the utility and distribution markets, supporting them with highly capable resources to ensure the highest value application of our products. For more information about Alcan Cable, please visit the Company’s Web site at www.alcancable.com.

Forward Looking Statements

Certain statements in this press release including, without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. Forward-looking statements can generally be identified as statements containing the words “believe,” “expect,” “may,” “could,” “anticipate,” “intend,” “should,” “estimate,” “project,” “will,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which the Company has no control. These risks, uncertainties and factors specific to the Alcan Cable acquisition include, but are not limited to: (i) the occurrence of any event, change or other circumstance that would result in the termination or delay of the proposed Alcan Cable acquisition, (ii) the inability to complete the proposed acquisition due to the failure of the Company or Alcan Cable to satisfy any of the conditions to the closing of the acquisition, including the failure to obtain necessary regulatory approvals, (iii) the risk that the proposed acquisition could disrupt the plans and operations of the Company, Alcan Cable or both and the potential difficulties of employee retention as a result of the acquisition, and (iv) the risk that the Company may not realize the expected financial and other benefits from the proposed acquisition. The foregoing factors should not be construed as exhaustive and should be read in conjunction with the risk factors described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2012, as well as any current and periodic reports filed with the SEC subsequent to such date. Forward looking statements reflect the views and assumptions of management as of the date of this Current Report with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this Current Report does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684